As filed with the Securities and Exchange Commission on November 26, 2014.

Registration No. 333-197653

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM F-10/A
AMENDMENT NO. 1 TO
FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________

SEABRIDGE GOLD INC.
(Exact name of Registrant as specified in its charter)

Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

106 Front Street East
Toronto, Ontario
Canada M5A 1E1
(416) 367-9292
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company
1180 Sixth Avenue
New York, New York 10036
(212) 299-5656
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
________________________
The Commission is requested to send copies of all communications to:
C. Bruce Scott	Corey M. Dean	Bruce A. Rich
Seabridge Gold Inc.	DuMoulin Black LLP	Carter Ledyard & Milburn LLP
106 Front Street East	595 Howe Street, 10th Floor	2 Wall Street
Toronto, Ontario	Vancouver, British Columbia	New York, New York
M5A 1E1	V6C 2T5	10005
(416) 367-9292	(604) 687-1224	(212) 238-8895

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	❑ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)

1.	❑ pursuant to Rule 467(b) on (	) at (	) (designate a time not sooner than 7 calendar days after filing).
2.	❑ pursuant to Rule 467(b) on (	) at (	) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.
☑ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	❑ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☑

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price (2)(3)(4)	Amount of Registration Fee
Common Shares	US$ 88,800,000	US$ 88,800,000	US$ 10,318.56 (5)
(1)
There are being registered under this Registration Statement such indeterminate number of common shares of the Registrant as shall have an aggregate initial offering price not to exceed CDN$100,000,000. The proposed maximum initial offering price per common share will be determined, from time to time, by the Registrant in connection with the sale of the common shares under this Registration Statement.

(2)	In United States dollars or the equivalent thereof in Canadian dollars.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(4)
U.S. dollar amounts are calculated based on the maximum aggregate offering price of CDN$100,000,000 converted to U.S. dollars based on the noon buying rate as reported by the Bank of Canada of CDN$1.00 = US$ $0.8880 on  November 25, 2014.

(5)	US$ 11,978.40 were paid with the initial registration statement on Form F-10 previously filed with the Commission on July 25, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES
OR PURCHASERS

I-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.

Section 6.03 of the Amended By-law Number 1 (including all amendments as of December 5, 2007, the “By-laws”) of Seabridge Gold Inc. (the “Registrant”), provides that subject to Section 124 of the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or proceeding in which the individual is involved because of that association with the Registrant or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.  Section 6.03 of the By-laws further provides that the Registrant shall also indemnify such persons in such other circumstances as the CBCA permits or requires and that nothing contained in Section 6.03 shall limit the discretion of the Registrant to indemnify, or limit the right of any person entitled to indemnity to claim indemnity, apart from the provisions of Section 6.03.

II-1

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures its directors and officers for certain losses as a result of claims against them in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the CBCA.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the U.S. Securities Act of 1933 (the “Securities Act”) with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS TO FORM F-10/A

The exhibits to this Registration Statement on Form F-10/A are listed in the Exhibit Index, which appears elsewhere herein.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of the Registration Statement on Form F-10, the Company filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Country of Canada, on this 26th day of November , 2014.

SEABRIDGE GOLD INC.

By:	/s/ Rudi P. Fronk
Name: Rudi P. Fronk
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rudi P. Fronk	Chief Executive Officer and Chairman (Principal Executive Officer)	November 26, 2014
Rudi P. Fronk
*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 26, 2014
Christopher Reynolds

*	Director	November 26, 2014
A. Frederick Banfield

*	Director	November 26, 2014
Douglass "Scott" Barr

*	Director	November 26, 2014
Thomas C. Dawson

*	Director	November 26, 2014
Eliseo Gonzalez-Urien

*	Director	November 26, 2014
Richard C. Kraus

III-2

*	Director	November 26, 2014
Jay S. Layman

*	Director	November 26, 2014
John W. Sabine

*  Pursuant to the Power of Attorney on the signature page of the Company's Form F-10 filed with the U.S. Securities and Exchange Commission on July 25, 2014, Rudi P. Fronk, as attorney-in-fact does hereby sign this Amendment No. 1 to the Registration Statement on behalf of each such director, in each case in the capacity of director.

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Denver, in the State of Colorado, on this 26 day of November, 2014.

Seabridge Gold Corporation (Authorized Representative)

By:	/s/ Rudi P. Fronk
Name: Rudi P. Fronk Title: President and Chief Executive Officer

III-4

EXHIBIT INDEX

Exhibit No.	Description

3.1	Prospectus, incorporated by reference to Part I of this Registration Statement

4.1
Revised Annual Information Form of the Registrant dated November 26, 2014 for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F/A, furnished to the Commission on November 26, 2014).

4.2
Audited consolidated financial statements of the Registrant as at December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013 together with the notes thereto and the independent auditors' report thereon and the Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting dated March 24, 2014 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 1, 2014).

4.3
Management's discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on April 1, 2014).

4.4
Unaudited interim consolidated financial statements of the Registrant as at September 30, 2014 and for the nine months ended September, 2014 and 2013 together with the notes thereto and related management's discussion and analysis (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2014).

4.5
Press release dated April 1, 2014, announcing the filing of a technical report on Deep Kerr Deposit (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 1, 2014).

4.6
Press release dated April 9, 2014, announcing  that the 19,000 meter core drill program at the Registrant’s wholly-owned KSM Project in Northwestern British Columbia, Canada, will focus on expanding last year’s Deep Kerr core zone discovery (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 10, 2014).

4.7
Press release dated April 15, 2014, announcing that the Registrant had entered into an option agreement with Revolution Resources Corp. whereby Revolution can acquire a 100% interest in the Registrant’s Red Mountain Gold Project (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 15, 2014).

4.8
Management Proxy Circular dated May 1, 2014, prepared in connection with the Registrant's annual general meeting of shareholders held on June 24, 2014 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on May 20, 2014).

Exhibit No.	Description

4.9
Press release dated June 10, 2014, announcing that exploration drilling has begun at the Registrant’s wholly-owned KSM Project (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on June 10, 2014).

4.10
Material change report dated June 17, 2014, announcing that the Registrant had entered into a comprehensive Benefits Agreement with the Nisga’a Nation in respect of the Registrant’s KSM Project (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on June 17, 2014).

4.11
Material change report dated June 23, 2014, announcing that the Registrant had entered into an agreement with the Gitanyow Wilps represented by the Gitanyow Hereditary Chiefs Office in respect of the Registrant’s KSM Project (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on June 23, 2014).

4.12
Material change report dated June 25, 2014, announcing that the Registrant had entered into an agreement with a syndicate of underwriters, led by Canaccord Genuity Corp. and including National Bank Financial Inc. whereby the underwriters have agreed to purchase, on a bought deal basis, 1,000,000 flow-through common shares of the Registrant at a price of $12.00 per Flow-Through Common Share for gross proceeds of $12.0 million (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on June 25, 2014).

4.13
Material change report dated June 25, 2014, announcing that the Registrant’s shareholders have elected John W. Sabine as an independent director. (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on June 26, 2014).

4.14
Material change report dated July 30, 2014, announcing that the that the British Columbia Environmental Assessment Office (“BCEAO”) had advised the Registrant  that its Application for an Environmental Assessment Certificate for its KSM Project had received final approval from the British Columbia Ministers of the Environment and Energy and Mines (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on August 1, 2014).

4.15
Material change report dated September 2, 2014, announcing the discovery of a major new gold-copper occurrence beneath Iron Cap, one of the project’s four large porphyry deposits (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on September 4, 2014).

4.16
Material change report dated September 15, 2014, announcing initial results from the year’s drill program on the Deep Kerr deposit at KSM (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on September 16, 2014).

Exhibit No.	Description

4.17
Material change report dated September 29, 2014, announcing that the Registrant’s  received early-stage construction permits for its KSM Project from the Province of British Columbia (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on September 29, 2014).

4.18
Press release dated November 20, 2014, reporting the complete drill results from the 2014 exploration drilling campaign at the Deep Kerr deposit on the Registrant’s wholly-owned KSM Project and announcing that the Registrant expects substantial expansion of Deep Kerr resource at KSM (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on November 21, 2014).

5.1*	Consent of KPMG LLP.

5.2*	Consent of Tetra Tech WEI, Inc., Dr. John Huang, Sabry Abdel Hafez and Hassan Ghaffari.

5.3*	Consent of Moose Mountain Technical Services and James H. Gray.

5.4*	Consent of W.N. Brazier Associates Inc. and Neil Brazier.

5.5*	Consent of ERM Consultants Canada Ltd. and Pierre Pelletier.

5.6*	Consent of Klohn Crippen Berger Ltd. and J. Graham Parkinson.

5.7*	Consent of Allnorth Consultants Ltd. and Darby Kreitz.

5.8*	Consent of Resource Modeling Inc. and Michael J. Lechner.

5.9*	Consent of McElhanney Consulting Services Ltd. and R. W. Parolin.

5.10*	Consent of BGC Engineering Inc. and Warren Newcomen.

5.11*	Consent of Tetra Tech EBA Inc., Kevin Jones and Nigel Goldup.

5.12*	Consent of Golder Associates Ltd., Ross Hammett and Albert Victor Chance.

5.13*	Consent of Stantec Consulting Ltd. and Tony Wachmann.

5.14*	Consent of SRK Consulting (Canada) Inc. and Stephen Day.

5.15* 5.16*	Consent of Tetra Tech WEI Inc. and Hassan Ghaffari. Consent of William Threlkeld.

6.1	Powers of Attorney (included on signature pages to the Registration Statement on Form F-10, dated July 25, 2014)
_______________
* Filed herewith